Sally A. Fonner                      John L. Petersen
     1268 Bayshore Boulevard                Chateau de Barbereche
     Dunedin, Florida 34698              Switzerland 1783 Barbereche

                                January 23, 2003









Paul Collin Graznak, director
Ashley Bolt & Co. Limited
c/o Loughran & Co.
38 Hertford Street
London, England W1J 7SG

       Re:    Tamboril Cigar Company

Dear Mr. Graznak,

       This letter shall constitute a Purchase and Sale Agreement between Ashley Bolt & Co. Limited ("Ashley Bolt"), which is referred to as the "Seller," and Sally A. Fonner ("Fonner") and John L. Petersen ("Petersen"), who are collectively referred to as the "Purchasers."

       The purposes of this Agreement are to:

o Sell a substantial majority of the issued and outstanding equity and debt securities of Tamboril (collectively the "Tamboril Securities") to the Purchasers;

o Sell 100% of any other claims that the Seller may have against Tamboril (collectively the "Tamboril Claims") to the Purchasers;

o      Provide a general framework for the future operations of Tamboril; and

o      Retain a modest equity interest in Tamboril for the Seller.

       The Purchasers understand that all of the Tamboril Securities owned by the Seller were acquired in reliance on a claim of exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and that the Seller is an affiliate of Tamboril. The Purchasers understand that none of the cash consideration to be paid by them in connection with the transactions contemplated by this Agreement will inure to the benefit of Tamboril or any person other than the Seller.

1.     Initiation of Transactions

       The Purchasers initiated the transactions contemplated by this Agreement by making an unsolicited offer to purchase the Tamboril Securities and the Tamboril Claims from the Seller on the terms set forth herein. Prior to making a formal offer, the Purchasers independently reviewed the registration statements, reports and other documents that Tamboril and/or the Seller filed with the Securities and Exchange Commission between May 15, 1997 and December 22, 2000. With the exception of the specific representations set forth in Paragraph 3, the Purchasers have relied exclusively on their own investigation of Tamboril and its affairs and they have not relied on any representations, express or implied, that are directly or indirectly attributable to the Seller or any of their respective officers, directors and affiliates.

2.     Purchasers' Representations and Warranties

       Each of the Purchasers hereby makes the following express representations and warranties, which may be relied upon by the Seller, Tamboril and their respective officers, directors and affiliates.

       (a) The Purchasers have full power and authority to buy the Tamboril Securities and the Tamboril Claims from the Seller on the terms set forth herein. This Agreement has been duly executed and delivered by the Purchasers and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the legal, valid and binding obligation of the Purchasers enforceable in accordance with its terms.

       (b) The Purchasers are acquiring the Tamboril Securities solely for their own account, for investment, and not with a view to any subsequent "distribution" thereof within the meaning of that term as defined in the Securities Act.

       (c) The Purchasers are "Accredited Investors" as such term is defined in Securities and Exchange Commission Rule 501(a).

       (d) The Purchasers have sufficient education, knowledge and experience in business and financial matters that they are capable of evaluating the merits and risks of their proposed purchase of the Tamboril Securities and the Tamboril Claims.

       (e) The Purchasers are able to bear the economic risks of an investment in the Tamboril Securities and the Tamboril Claims, and are able to protect their own interests in connection with the proposed transaction.

       (f) The Purchasers have been given the opportunity to review all of the files and business records of Tamboril including the articles of incorporation, by-laws, documents defining the rights of security holders, material contracts, and financial statements and to ask questions of and receive answers from the former officers and directors of Tamboril with respect to the business of the Company, the Tamboril Securities, the Tamboril Claims and any other matters which they considered to be material to their investment decision and all such questions have been answered to their full satisfaction.

       (g) The Purchasers understand that Tamboril will issue stop transfer instructions to its transfer agent with respect to the Tamboril Securities and intends to place the following restrictive legend, or a legend similar thereto, on each certificate representing Tamboril securities:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN PURCHASED FROM AN AFFILIATE OF THE ISSUER IN A TRANSACTION EFFECTED IN RELIANCE UPON SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE NOT BEEN THE SUBJECT OF A REGISTRATION STATEMENT UNDER THE ACT. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN AVAILABLE EXEMPTION THEREFROM."

       (h) The Purchasers will promptly make all regulatory filings that are necessary or desirable to advise the Securities and Exchange Commission and the other stockholders of Tamboril of the terms, conditions and provisions of this Agreement.

       (i) All of the Purchasers representations and warranties are true as of the date of this Agreement, shall be true at the closing date and shall survive the closing for a period of two (2) years.

3.     Seller's Representations and Warranties

       The Seller hereby makes the following express representations and warranties, which may be relied upon by the Purchasers and their respective affiliates.

       (a) The Seller has full power and authority to sell the Tamboril Securities and the Tamboril Claims to the Purchasers on the terms set forth herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery hereof by the Purchasers, constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

       (b) The Seller acquired the Tamboril Securities and Tamboril Claims in December of 2002 by assignment from Summit Capital Limited ("Summit") and Glacier Capital Limited ("Glacier"). Prior to the assignment, Summit and Glacier were the sole beneficial owners of the Tamboril Securities described in Amendment No. 1 to a Schedule 13D report of beneficial ownership that was filed with the Securities and Exchange Commission by Infinity Emerging Opportunities Limited ("Infinity"), Summit and Glacier (collectively the "Original Holders") on August 3, 1998. To the best of Seller's knowledge, the only transactions in Tamboril Securities that were affected by any of the Original Holders after the date of the above referenced amendment were (i) a series of intercompany assignments that ultimately resulted in the transfer of the Infinity holdings to Summit, and (ii) the subsequent assignments from Summit and Glacier in favor of the Seller.

       (c) Tamboril's Quarterly Report on Form 10-QSB for the period ended September 30, 1998 states that 13,356,652 shares of Tamboril's $.0001 par value common stock (the "Common Stock") were issued and outstanding on that date. The Seller is the assignee and has physical possession of stock certificates representing 7,380,042 shares, or 55.25%, of the Common Stock.

       (d) Tamboril's Quarterly Report on Form 10-QSB for the period ended September 30, 1998 states that 33,227 shares of Tamboril's $.0001 par value, $50 stated value Series B Convertible Preferred Stock (the "Preferred Stock") were issued and outstanding on that date. The Seller is the assignee of all 33,227 shares of Preferred Stock, but such shares are held in uncertificated form.

       (e) Tamboril's Quarterly Report on Form 10-QSB for the period ended September 30, 1998 states that $200,000 of Tamboril's 8% Convertible Debentures ("Debentures") were issued and outstanding on that date. The Seller is the assignee and has physical possession of certificates representing $200,000 of Debentures.

       (f) While the order confirming Tamboril's Amended Plan of Reorganization that was entered by the U.S. Bankruptcy Court for the Southern District of Florida on December 7, 2002 provides that the Preferred Stock and Debentures will be convertible into Common Stock in accordance with their terms, the conversion process was hindered by administrative delays and has not been completed and at the date of this Agreement.

       (g) During the period between September 30, 1998 and the date of this letter, Tamboril has not, to Seller's knowledge, issued any other equity securities, debt securities, debt instruments, options, warrants, calls or other rights, agreements, arrangements or commitments that obligate Tamboril to issue, deliver or sell shares of its capital stock or debt securities, or obligate Tamboril to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment.

       (h) During the period between September 30, 1998 and the date of this letter, the Original Holders have not, to Sellers knowledge, sold any Tamboril Securities to unaffiliated third parties; granted any options, warrants, calls or other rights, agreements, arrangements or commitments that obligate the Seller or their affiliates to deliver or sell any of their Tamboril Securities; or obligate the Seller or their affiliates to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment.

       (i) The Seller has delivered copies of all available financial statements of Tamboril to the Purchasers. The Purchasers acknowledge that such financial statements are the sole responsibility of Tamboril's management. Nevertheless, the Seller is not aware of any material misrepresentations, errors or omissions in such financial statements and to the best of the Seller's knowledge, such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Tamboril throughout the periods indicated; contain and reflect all adjustments and accruals necessary for a fair presentation of Tamboril's financial condition as of the relevant dates thereof and the results of Tamboril's operations for the periods covered thereby; and fairly present the financial condition of Tamboril and its results of operations as of the relevant dates thereof and for the periods covered thereby.

       (j) Tamboril has not less than $65,000 in cash and cash equivalents at the date of this Agreement. Tamboril has no other material assets.

       (k) Tamboril has not more than $10,000 in accounts payable and accrued liabilities at the date of this Agreement. Tamboril is also delinquent with respect to its Delaware Franchise Tax obligations. Tamboril has no other material liabilities.

       (l) To Seller's knowledge, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or threatened against Tamboril, or any properties or rights of Tamboril, and Tamboril is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders.

       (m) The Seller is not aware of any material misrepresentations, errors or omissions in the registration statements, reports and other documents that Tamboril filed with the Securities and Exchange Commission between May 15, 1997 and December 22, 2000.

       (n) Alan L. Goldberg, Tamboril's last remaining director and executive officer resigned his positions effective December 31, 2002 and Tamboril does not presently have any directors or executive officers that are authorized to act on behalf of the corporation.

       (o) All of the Seller's representations and warranties are true as of the date of this Agreement, shall be true at the closing date and shall survive the closing for a period of two (2) years.

4.     Agreements to Purchase and Sell

       (a) The Seller agree to sell and the Purchasers agree to buy the following Tamboril Securities and Tamboril Claims for $100:

(i)           4,400,000 certificated shares of Tamboril's Common Stock;

(ii) 33,227 uncertificated shares of Tamboril's Preferred Stock, together with any and all shares of Common Stock that were issued or are issuable to the Original Holders and/or the Seller upon the conversion of the 33,227 shares of Preferred Stock into Common Stock;

(iii) $200,000 aggregate principal amount of Tamboril's Debentures, together with any and all shares of Common Stock that were issued or are issuable to the Original Holders and/or the Seller upon the conversion of the Debentures into Common Stock;

(iv) All related party debts and claims of any nature that the Original Holders and/or the Seller have or may have against Tamboril or any of its properties; and

(v) Any other equity securities, debt securities, debt instruments, options, warrants, calls or other rights, agreements, arrangements or commitments that obligate Tamboril to issue, deliver or sell shares of its capital stock or debt securities to the Original Holders and/or the Seller.

All Tamboril Securities and Tamboril Claims described in subparagraphs (i) through (v) above shall be allocated fifty percent (50%) to Fonner and fifty percent (50%) to Petersen. From and after the closing date, the Seller's only interest in Tamboril will be (i) 2,980,042 of the 7,380,042 certificated shares of Common Stock held by the Seller, and (ii) up to 72,696 shares of Common Stock that were, according to Tamboril's Quarterly Report on Form 10-QSB for the period ended September 30, 1998, issued to the Original Holders in February and April of 1998 upon the conversion of 2,880 shares of Preferred Stock.

       (b) Pending the issuance of certificates for the shares of Common Stock issuable upon conversion of the 33,227 shares of Preferred Stock and $200,000 aggregate principal amount of Debentures, the Seller appoints the Purchasers as its' proxies to vote the 2,980,042 certificated shares of Common Stock retained by Seller. This proxy may be exercised jointly by the Purchasers, or by either of them, for the purpose of approving any corporate action that the Purchasers deem necessary, desirable or convenient to accomplish the purposes of this Agreement. The foregoing proxy is coupled with an interest and shall be irrevocable until the earlier of (i) the issuance of certificates for the shares of Common Stock issuable upon conversion of the Preferred Stock and Debentures, or (ii) six months from the date of this Agreement.

5.     Closing and Escrow Arrangements

       As soon as practicable after the execution of this Agreement, each of the Seller will deliver, or cause to be delivered to Arter & Hadden, LLP (the "Escrow Agent") duly authenticated certificates and assignments representing the Tamboril Securities and Tamboril Claims, all duly executed for transfer, and the Purchasers will each deliver, or cause to be delivered to the Escrow Agent good funds in the amount of $50, or $100 in the aggregate. Upon the due receipt of all required payments, stock certificates and assignments, the Escrow Agent shall conduct a final closing of the transaction and distribute the payment funds, stock certificates and assignments to the persons entitled thereto under the terms of this Agreement.

6.     Post-Closing Obligations of the Purchasers

       (a) After the closing of this Agreement, the Purchasers shall:

(i) Promptly file such reports and other documents as may be necessary or desirable under the circumstances to notify the Securities and Exchange Commission, in accordance with all applicable regulations, that they have purchased the Tamboril securities from the Seller;

(ii) Promptly take such action as may be necessary or desirable under the circumstances to elect a board of directors in accordance with the requirements of the General Corporation Law of Delaware and to notify the Securities and Exchange Commission of such actions in accordance with all applicable regulations;

(iii) Use reasonable commercial efforts to restore the valid corporate existence of Tamboril under the General Corporation Law of Delaware;

(iv) Use reasonable commercial efforts to retain a qualified firm of certified public accountants to audit the financial statements of Tamboril for such periods as may be required by the applicable rules of the Securities and Exchange Commission;

(v) Use reasonable commercial efforts to prepare and file Tamboril's delinquent Securities and Exchange Commission reports for the periods required by applicable Securities and Exchange Commission rules and regulations;

(vi) Use reasonable commercial efforts to develop and implement plan to reorganize Tamboril as a "public shell," provided that upon completion of the reorganization the Seller will own not less than 8.9% and not more than 9.9% of the then outstanding Common Stock of Tamboril;

(vii) Use reasonable commercial efforts to prepare and file an Information Statement containing the information specified in Securities and Exchange Commission Regulation 14C and take such other action as may be necessary to fully comply with the requirements of Regulation 14C.

(viii) Use reasonable commercial efforts to seek, investigate and, if the results of such investigation warrant, effect a business combination with a suitable privately held company that wants to become publicly held; and

(ix) Cause Tamboril to pay any and all governmental charges and assessments, professional fees and expenses, administrative costs and expenses and direct out of pocket costs associated with the tasks set forth in subparagraphs (i) through (vi).

       (b) The Purchasers shall not cause or authorize Tamboril to issue additional equity securities to the Purchasers or any of their respective affiliates. Notwithstanding the foregoing, if the available financial resources of Tamboril are insufficient to pay the costs and expenses associated with any of the tasks specified in subparagraphs (i) through (vii) of paragraph 5(a), the Purchasers may elect to loan Tamboril any and all additional funds necessary to complete the reorganization and effect a business combination with a suitable privately held company.

       (c) If the Purchasers are unable to accomplish any of the tasks specified in subparagraphs (i) through (vii) of paragraph 5(a) within 18 months from the date of this Agreement, the Purchasers shall promptly take such additional action as may be necessary to liquidate and dissolve Tamboril and distribute its remaining assets, if any, in accordance with the requirements of the General Corporation Law of Delaware and the applicable rules of the Securities and Exchange Commission.

        (d) In the event that (i) the Purchasers are unable to accomplish any of the tasks specified in subparagraphs (i) through (vii) of paragraph 6(a) within 18 months from the date of this Agreement or they otherwise elect to abandon their plan to reorganize Tamboril and effect a business combination with a suitable privately held company, and (ii) the available financial resources of Tamboril are insufficient to pay the costs and expenses of liquidation and dissolution as specified in paragraph 6(c), then the Purchasers shall be obligated to advance any and all additional funds that may be necessary to complete the orderly dissolution and liquidation of Tamboril.

7.     Post-Closing Obligations and Rights of the Seller

       (a) After the closing of this Agreement, the Seller shall:

(i) Take such steps as may be reasonably required to put Purchasers in actual possession of and control over the Tamboril Securities and Tamboril Claims, together with any business properties or records of Tamboril that are in the actual control of the Seller;

(ii) Execute, acknowledge and deliver such other and further assignments, instruments of transfer and other documents as may be reasonably required to effectuate the assignment and transfer of the Tamboril Securities and Tamboril Claims to the Purchasers;

(iii) Take such other and further actions as may be reasonably required to perfect the Purchasers' actual possession of and operating control over Tamboril's business properties and records;

(iv) For a period of 6 months after the closing date, cause their employees and the former officers and directors of Tamboril to provide reasonable cooperation and assistance to the Purchasers in connection with the Purchaser's efforts to restructure the affairs of Tamboril.

       (b) After the closing of this Agreement, the Seller shall have the right to review and comment on the factual disclosures in any and all registration statements, reports and other documents that Tamboril and/or the Purchasers propose to file with the Securities and Exchange Commission that refer to this Agreement, the Seller's historical involvement in the affairs of Tamboril, or the Seller's ongoing status as a minority stockholder of Tamboril. If the Seller exercises the foregoing right, the Purchasers shall promptly incorporate all reasonable amendments proposed by the Seller in such filings.

       (c) Except as specifically set forth in this Agreement, the Seller shall have no rights, privileges or duties beyond the rights, privileges and duties generally accorded to minority stockholders under the General Corporation Law of Delaware.

8.     Indemnification

       (a) From and after the closing date, the Seller shall indemnify the Purchasers against and hold the Purchasers harmless from all damages, losses or liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity) (collectively, the "Indemnifiable Damages") which the Purchasers may suffer or incur by reason of (i) the inaccuracy of any of the representations and warranties of the Seller contained in this Agreement; or (ii) the nonperformance by the Seller of any of the affirmative obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchasers shall not be entitled to indemnification for any actions taken by Tamboril or its duly elected officers and directors if such actions were taken within the course and scope of their employment as officers and directors of Tamboril or taken without the prior knowledge and express consent of the Seller. Without limiting the generality of the foregoing, the maximum amount recoverable Indemnifiable Damages shall not exceed the sum of $100, plus the cash consideration, if any, actually received by the Seller upon the resale of the Tamboril shares retained by them. No action for the enforcement of the representations and warranties of the Seller may be commenced with respect to any claim made more than two (2) years following the closing date.

       (b) From and after the Closing, the Purchasers shall indemnify the Seller against and hold it harmless from all damages, losses or liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity) (collectively, the "Indemnifiable Damages") which the Seller may suffer or incur by reason of (i) the inaccuracy of any of the representations and warranties of the Purchasers contained in this Agreement; (ii) any liability for claims made by third parties against the Seller arising out of the activities of the Purchasers or the operations of Tamboril after the closing date, (iii) by reason of Purchasers' failure to provide the additional funding required by paragraph 6(d), or (iv) the nonperformance by the Purchasers of any of the covenants or agreements contained in this Agreement. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Seller shall only have the right to (a) be restored to the financial position it enjoyed immediately prior to the execution of this Agreement and (b) recover any additional costs or damages incurred as a result of the Purchasers' failure to perform under paragraph 6(d). No action for the enforcement of the representations and warranties of the Purchasers may be commenced with respect to any claim made more than two (2) years following the closing date.

       (c) Promptly, upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceedings by any party not a party to this Agreement in respect of which indemnity may be sought on account of an indemnity agreement contained herein, the party seeking indemnification (the "Indemnitee") will notify, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the "Indemnitor"), in writing, thereof. The omission of such Indemnitee to notify promptly the Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith on account of the indemnity agreements contained herein unless the Indemnitor is prejudiced thereby, and then only to the extent of the prejudice caused by such delay. In case any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and it shall notify the Indemnitor of the commencement thereof, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee; provided that no settlement may be made by an Indemnitor on behalf of an Indemnitee without the Indemnitee's express written consent if such settlement would impose continuing obligations or any liability upon the Indemnitee. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof. The Indemnitee will cooperate with the Indemnitor in connection with any such claim, make personnel, books and records relevant to the claim available to the Indemnitor, and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as such Indemnitor may reasonably consider desirable in connection with the defense of any such claim. In the event that the Indemnitor does not wish to assume the defense, conduct or settlement of any claim, demand, or assessment, the Indemnitee will not settle such claim, demand, or assessment without the consent of the Indemnitor, which shall not be unreasonably withheld. It is understood and agreed that to the extent the Purchasers or the Seller make a claim for indemnification within the survival periods stated herein, the responsibility for indemnification with respect to such claim shall survive until such claim is resolved. Each of the Purchasers and each of the Seller expressly understands and agrees that notwithstanding any disclosure herein or in the Schedules hereto or in any document, certificate, or instrument delivered pursuant hereto of actual or potential defaults, claims, litigation and the like that may be asserted against Tamboril, the Seller or the Purchasers, the Seller and the Purchasers shall be entitled to indemnification against such matters to the extent set forth above.

9.     Miscellaneous

       (a) This Agreement constitutes the entire agreement among the parties. It supersedes all prior agreements and understandings among the parties, and it may not be modified or amended without the written consent of all parties. This Agreement may be executed in any number of counterparts, which shall each be deemed to be an original. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

       (b) All notices hereunder shall be in writing and addressed to such party at its address set forth below, or such other address as a party may subsequently designate in writing.

PURCHASERS

Sally A. Fonner                     John L. Petersen
1268 Bayshore Drive                 Chateau de Barbereche
Dunedin, Florida 34698              Switzerland 1783 Barbereche
(727) 469-8691 Telephone            41(0)26 684 0500 Telephone
SALLYFONNER@SCSLLC.INFO E-mail      JLP@IPO-LAW.COM E-mail
-----------------------                 ---------------

SELLER

Ashley Bolt & Co. Limited
c/o Loughran & Co.
38 Hertford Street
London, England W1J 7SG
44(0)207 355 2051 Telephone
PSAMUEL@LOUGHRANANDCO.COM E-mail
-------------------------

Notices that are delivered personally or sent by confirmed e-mail shall be deemed given when sent. Notices that are delivered by a reputable overnight courier or sent by certified mail, return receipt requested, shall be deemed given when received.

       (c) This Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the laws of the State of Delaware.

       (d) In the event a dispute between the parties hereto arises out of, in connection with, or with respect to this Agreement, or any breach thereof, such dispute shall, on the written request of one party delivered to the other party, be submitted to and settled by arbitration conducted in Dallas, Texas before a single arbitrator appointed by the American Arbitration Association in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The award of such arbitrator shall be final and may be entered by any party hereto in any court of competent jurisdiction. The party against whom the arbitrator's award is rendered shall pay all costs and expenses of such arbitration, unless the arbitrator shall specifically allocate costs in a different manner because the award is not entirely in favor of either party.

       (e) The parties to this Agreement acknowledge that Arter & Hadden LLP has previously served as legal counsel for both the Purchasers and the Seller in connection with a variety of other legal matters. The Purchasers understand that Arter & Hadden may be retained to act as legal counsel for the Seller in connection with this Agreement. All parties to this Agreement waive any and all conflicts of interest that may arise in connection with Arter & Hadden LLP's activities as legal counsel for the Seller in connection with this Agreement.

       (f) The Purchasers and the Seller shall each pay their respective expenses incident to this Agreement and the transactions contemplated hereby, including all fees of their counsel and accountants, whether or not such transactions shall be consummated. The Purchasers shall pay the reasonable fees and expenses of Arter & Hadden LLP for providing the escrow services specified in paragraph 5.

       IN WITNESS WHEREOF, the parties have executed this Agreement on this 23rd day of January 2003.

PURCHASERS

Sally A. Fonner                                           John L. Petersen



SELLER

Ashley Bolt & Co. Limited



By:
      -------------------------------------------
          (Paul Collin Graznak, Director)

                                   CERTIFICATE

       Summit Capital Limited and Glacier Capital Limited (collectively the "Certifying Parties") certify that the representations and warranties of Ashley Bolt & Co. Limited set forth in subparagraphs (b) through (n) of Section 3 of the attached purchase and sale agreement are to the best of the Certifying Parties' knowledge correct and accurate in all material respects.

       As an inducement to the Purchasers, the Certifying Parties hereby agree to offer their reasonable cooperation in the Seller's efforts to perform the post-closing obligations set forth in Section 7(a) of the agreement. Without limiting the generality of the foregoing, the Certifying Parties expressly agree to:

1. Execute, acknowledge and deliver such other and further assignments, instruments of transfer and other documents as may be reasonably required to effectuate the assignment and transfer of the Tamboril Securities and Tamboril Claims to the Purchasers; and

2. For a period of 6 months after the closing date, cause their employees to provide reasonable cooperation and assistance to the Purchasers in connection with the Purchaser's efforts to restructure the affairs of Tamboril.

       All notices to the Certifying Parties shall be in writing and addressed to such party at its address set forth below, or such other address as a party may subsequently designate in writing.

Summit Capital Limited                  Glacier Capital Limited
Hunkins Waterfront Plaza Main Street    Hunkins Waterfront Plaza Main Street
P.O. Box 556                            P.O. Box 556
Charelstown, Nevis, West Indies         Charelstown, Nevis, West Indies
44(0)207 355 2051 Telephone             44(0)207 355 2051 Telephone
PSAMUEL@LOUGHRANANDCO.COM E-mail        PSAMUEL@LOUGHRANANDCO.COM E-mail
-------------------------               -------------------------

       IN WITNESS WHEREOF, the Certifying Parties have executed this Certificate on this 23rd day of January 2003.

Glacier Capital Limited                     Summit Capital Limited



By:                                         By:
      ---------------------------           ----------------------------------
      (James Loughran, Director)                 (James Loughran, Director)